Exhibit 99.1



                    EXECUTIVE OFFICERS INCENTIVE BONUS PLAN


     A Fiscal 2007 Executive Officer Incentive Bonus Plan has been established, with payments to be made after the close of Fiscal 2007. Bonuses for Executive Officers having business segment accountability are a function of the financial performance of their respective business units (up to 75% of total opportunity) and the Company overall (up to 25%), while bonuses for the Executive Officers without business segment accountability are a function solely of the financial performance of the Company. Officers become eligible for bonus payments upon achievement of pre-established figures for Adjusted Operating Profit, defined for business segments as contributed margin net of direct overhead, and for the Company as operating profit (net of direct and indirect overhead) before depreciation and amortization. Depending on actual performance against pre-established Adjusted Operating Profit targets in Fiscal 2007, each Executive Officer, excluding the President, is eligible to receive up to 60% of base salary as bonus, paid in cash. The President is eligible to receive up to 90% of base salary as bonus, 80% of which is paid in cash and 20% of which is paid in restricted stock.